EXHIBIT 10.8(f)

AMO BONUS PLAN

2008 PERFORMANCE OBJECTIVE

2008 PERFORMANCE OBJECTIVE

The 2008 performance objective for the Bonus Plan is 75% based on Adjusted Operating Income and 25% based on Revenue for the full year of AMO performance. “Adjusted Operating Income” is defined as sales less cost of goods sold and all basic operating expenses of the business. “Adjusted Operating Income” excludes the impact of charges or write-offs associated with acquisitions, reorganizations and recapitalizations, unrealized gains or losses on derivative instruments and other periodic or one-time charges. “Revenue” is defined as the total dollar payment for goods and services that are credited to the income statement over the measurement period.

Each segment of the bonus is funded when AMO achieves the threshold levels of Adjusted Operating Income and Revenue performance, respectively, as indicated below. If the Adjusted Operating Income funding trigger threshold is not met, the 75% element of the plan is not funded. If the Revenue funding trigger threshold is not met, the 25% element of the plan is not funded. If neither funding trigger threshold is met, no bonuses will be funded.

FUNDING TRIGGER ELEMENTS

75% - ADJUSTED OPERATING INCOME				25% - REVENUE
Performance Level	2008 Adj Op Range Variance to Target	Funding % to Adj Op Target	Plan Funding	Performance Level	2008 Revenue Range Variance to Target	Funding % to Revenue Target	Plan Funding
Below Threshold	-33.01 mm	0%	0.0%	Below Threshold	-61.76 mm	0%	0.0%
Threshold	-33.0 mm	50%	37.5%	Threshold	-61.75 mm	50%	12.5%
Tier 1	-22.0 mm	90%	67.5%	Tier 1	-10.00 mm	95%	23.8%
	Target	100%	75.0%		Target	100%	25.0%
Maximum	+33.0 mm	200%	150.0%	Maximum	+185.25 mm	200%	50.0%

If actual Adjusted Operating Income results fall between the performance levels shown above, the portion of bonus funding will be prorated accordingly.				If actual Revenue results fall between the Tiers shown above, the portion of bonus funding will be prorated accordingly.

BONUS POOL FUNDING

At the end of the year, the Chief Executive Officer of Advanced Medical Optics, Inc. may recommend adjustments to the bonus funding levels to the Organization, Compensation and Corporate Governance Committee (the “Committee”) after consideration of key operating results. When calculating Adjusted Operating Income and Revenue performance for purposes of this Plan, the Committee has the discretion to include or exclude any or all of the following items:

•	Extraordinary, unusual or non-recurring items

•	Effects of accounting changes

•	Effects of financing activities

•	Expenses for restructuring or productivity initiatives

•	Other non-operating items

•	Spending for acquisitions

•	Effects of divestitures

BONUS POOL DIFFERENTIATION BY BUSINESS UNIT/FUNCTION

The target bonus pool is determined by performance against Adjusted Operating Income (75%) and Revenue (25%). The factors below will be considered for allocation of SBU/function bonus pools:

CORPORATE STAFFS

•	Corporate Adjusted Operating Income

•	Corporate Revenue

•	Strategic metrics and milestones

STRATEGIC BUSINESS UNITS

•	Business Unit Adjusted Operating Income

•	Business Unit Revenue

•	Strategic metrics

RESEARCH & DEVELOPMENT, WORLD WIDE MANUFACTURING, GLOBAL CUSTOMER SERVICES, IT

•	Strategic metrics and milestones

INDIVIDUAL BONUS AWARD CALCULATION

Target bonus awards are expressed as a percentage of the participant’s year-end annualized base salary. The target percentages for managers other than corporate officers vary by salary grade:

SALARY GRADE	TARGET BONUS
5E*	5%
6E*	10%
7E	15%
8E	20%
9E	25%
10E	30%
11E	35%

Target percentages or amounts for corporate officers are individually established by the Committee.

A participant’s actual bonus award may vary above or below the targeted level based on the supervisor’s evaluation of his or her performance in relation to the predetermined MBOs. Within the funded bonus pool, each participant may receive from 0% to 150% of his or her target bonus amount.

*	U.S. and Puerto Rico employees only.